EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

AXIA ENERGY, LLC

(Seller)

AND

UPL THREE RIVERS HOLDINGS, LLC

(Buyer)

Dated October 18, 2013

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

Defined Terms

Term	Section
AAA	15.12(a)
Affected Asset	4.5
Affiliate	15.8(b)
Aggregate Deductible	4.3(i)
Agreed Accounting Firm	13.2
Agreement	Opening paragraph
Allocation Amount	2.4
Allocated Value	2.2
Assets	1.3
Assignment	12.3(a)
Assumed Liabilities	14.1
BLM	3.1(a)
BLM/ONRR Assets	4.3(c)(2)
Buyer	Opening paragraph
Buyer Confidential Information	15.18
Buyer’s Environmental Liabilities	5.2
Buyer Indemnified Parties	3.6
Buyer’s Representatives	3.2
Capital Expenditures	6.7
Casualty Loss	8.4(c)
CERCLA	5.1(c)
Claim	14.3(b)
Claim Notice	14.3(a)
Closing	12.1
Closing Amount	2.3
Closing Date	12.1
Code	2.4
Condition	5.1(a)
Contracts	1.3(h)
Cure Period	4.3(e)
Defect Notice Date	3.1
Defect Threshold	11.1(f)
Defensible Title	4.1(a)
Deposit	2.1(a)
Dispute	15.12
Due Diligence Review	3.1
earned	2.3(a)
Easements	1.3(f)
Effective Time	1.2
Environmental Assessment	3.3(a)
Environmental Defect	5.1(b)
Environmental Defect Adjustment	5.6(a)(1)
Environmental Defect Notice	5.4
Environmental Defect Property	5.4
Environmental Defect Value	5.4
Environmental Expert	5.7
Environmental Law(s)	5.1(c)
Equipment	1.3(e)
Escrow Agent	2.1(a)
Excluded Assets	1.4
Final Adjustment	13.1
Final Purchase Price	13.1
Final Settlement Date	13.1
Final Settlement Statement	13.1

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Defined Terms
(continued)

Governmental Entity	5.1(d)
Hazardous Materials	5.1(e)
Hydrocarbons	1.3(b)
Income Taxes	9.1(a)
incurred	2.3(a)
Indemnified Party	14.3(a)
Indemnifying Party	14.3(a)
Individual Environmental Deductible	5.6(b)
Individual Title Threshold	4.3(i)
Information	8.2(b)
Initial Purchase Price	2.1
JP Morgan Lien	4.1(c)(15)
Knowledge	Article 6
Lands	1.3(a)
Laws	15.8(a)
Leases	1.3(a)
Losses	14.2
Material Adverse Effect	15.8(c)
Material Agreements	6.10(a)
Mineral Ownership Dispute	4.3(d)(1)
MOD Property	4.3(c)(1)
Net Casualty Loss	8.3(c)
Net Mineral Acre	4.1(b)
Net Revenue Interest	4.1(a)(1)
Non-Competition and
Area of Mutual Interest Agreement	12.3(j)
NORM	5.3
Notice of Defective Interest	4.3(c)
Obligations	14.1
ONRR	3.1(b)
Parent Guarantee	12.3(i)
Party, Parties	Opening paragraph
Permits	1.3(g)
Permitted Encumbrances	4.1(c)
Phase II Study	3.3(b)
Post-Closing Cure Period	4.3(f)
Preliminary Settlement Statement	2.3
Production Taxes	9.1(b)
Property Expenses	2.3(b)
Property Taxes	9.1(c)
Purchase Price	2.1
Records	1.3(i)
Remediate; Remediation	5.1(f)
Required Consents	4.5(a)
SEC Filings	8.3(f)
Seller	Opening paragraph
Seller Indemnified Parties	3.3(e)
Seller Taxes	14.1
Settled Property Taxes	9.2(a)
Severance Taxes	9.1(d)
Specified Consents	4.5(a)
Survival Period	14.9
Tax Benefit	14.5

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Defined Terms
(continued)

Tax Controversy	9.4(d)
Tax Return	9.1(f)
Taxes	9.1(e)
Termination Date	11.1(d)
Title Arbitrator	4.4
Title Benefit	4.3(b)
Title Benefit Amount	4.3(h)
Title Benefit Notice	4.3(d)
Title Benefit Property	4.3(d)
Title Defect	4.3(a)
Title Defect Adjustment	4.3(f)(2)
Title Defect Amount	4.3(g)
Title Defect Property	4.3(c)
Title Disputed Matters	4.4
Transaction	Opening paragraph
Transfer Taxes	9.1(g)
Ultra	8.3(f)
Undisclosed Access Defect	4.1(d)
Units	1.3(d)
Wells	1.3(c)
Working Interest	4.1(a)(2)

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List of Exhibits

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Equipment
Exhibit D	Contracts and Easements
Exhibit E	Escrow Agreement
Exhibit F	Form of Assignment, Bill of Sale and Conveyance
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Certificate of Non-Foreign Status
Exhibit I	Form of Parent Guarantee
Exhibit J	Form of Non-Competition and Area of Mutual Interest Agreement

List of Schedules

Schedule 1.3	Project Area
Schedule 4.5(i)	Required Consents
Schedule 4.5(ii)	Specified Consents
Schedule 6.1(a)	Seller’s Knowledge Representatives
Schedule 6.1(b)	Buyer’s Knowledge Representatives
Schedule 6.7	Capital Expenditures
Schedule 6.16	Permits

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated October 18, 2013, by and between Axia Energy, LLC, a Delaware limited liability company (“Seller”), whose address is 1430 Larimer Street, Suite 400, Denver, Colorado 80202, and UPL Three Rivers Holdings, LLC, a Delaware limited liability company (“Buyer”), whose address is 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060. Seller and Buyer are individually referred to herein as a “Party” or collectively as the “Parties.” The transaction contemplated by this Agreement may be referred to as the “Transaction.”

RECITALS

A. Seller owns certain oil and gas leases, wells, hydrocarbons, gathering equipment and associated assets located in the Uinta Basin of Utah as more fully described in Section 1.3;

B. Seller desires to sell, and Buyer desires to purchase, all of Seller’s interest in the Assets, as defined in Section 1.3, upon the terms and conditions set forth in this Agreement;

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

Article 1
PURCHASE AND SALE

1.1              Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in the Assets for the consideration specified in Article 2.

1.2              Effective Time. The purchase and sale of the Assets shall be effective as of October 1, 2013, at 12:01 a.m. Mountain Time (the “Effective Time”).

1.3              Assets. “Assets” refers to all of Seller’s right, title and interest in all oil, gas, and other mineral leases located within the area described on Schedule 1.3 as the “Project Area” and all associated wells, gathering systems, personalty, production and agreements, including all of Seller’s right, title and interest in and to the following as of the Effective Time:

(a)                The oil and gas leases, subleases and other leaseholds described on Part 1 of Exhibit A, together with all amendments, supplements, renewals, extensions or ratifications thereof (collectively, the “Leases”), and all farmout rights, options, and other properties and interests covering or relating to the Leases, together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)               The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances under the Leases (“Hydrocarbons”) that may be produced under the Leases;

(c)                The oil, gas, water, disposal, observation or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including those described in Exhibit B (the “Wells”);

(d)               All pooled, communitized, or unitized acreage together with all unitization, pooling and communitization agreements, declarations, orders, and the units created thereby, all of which are listed on Part 2 of Exhibit A (collectively, the “Units”) relating to the properties and interests described in Sections 1.3(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(e)                All equipment, machinery, fixtures and other tangible personal property and improvements located on and used or held for use solely in connection with the operation of the interests described in Sections 1.3(a) through (d) including tanks, plants, boilers, and other structures, fixtures, injection facilities, saltwater disposal facilities, compressors and other compression facilities, pumping units, flow lines, pipelines, gathering systems, Hydrocarbon treating or processing systems or facilities, meters, machinery, power and other utility lines, roads, and other appurtenances, improvements and facilities, including all such items listed on Exhibit C (collectively, the “Equipment”);

(f)                All surface leases, subsurface leases, rights-of-way, licenses, easements and other surface or subsurface rights agreements (“Easements”) used or held solely in connection with the exploration, development, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.3(a) through (d), including those described on Exhibit D;

(g)                To the extent transferable pursuant to applicable Law without additional fee or payment (or if Buyer agrees to pay such additional fee or payment), all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Entity or other third party or held by Seller for the ownership, operation or use of the Leases, Lands, Units, Wells or Equipment (collectively, the “Permits”);

(h)               To the extent transferable without additional fee or payment (or if Buyer agrees to pay such additional fee or payment), all existing and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, farmout agreements, service agreements, drilling contracts, transportation, processing, treatment and gathering agreements, equipment leases and other contracts, agreements and instruments, including the contracts described in Exhibit D (the “Contracts”) and provided, however, that “Contracts” shall not include the instruments constituting the Leases and Easements; and

(i)                 All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, logs, and maps, and to the extent transferable without payment of additional consideration (or if Buyer agrees to pay such additional consideration), all engineering data and reports, geological data, interpretive data, technical evaluations and technical outputs, including the Petra Project as it relates to the Assets, and other books, records, data, files, and accounting records, in each case to the extent related to the properties and interests described in Sections 1.3(a) through (h), or used or held for use in connection with the maintenance or operation thereof, in each case, whether in paper or electronic form, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Required Consent that is not satisfied pursuant to Section 4.5, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto) used in connection with Seller’s operation of other properties outside the scope of this Agreement, (iii) attorney-client privileged communications and the work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the purchase or sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may provide copies of such Records to Buyer and retain the originals of such Records as Seller has reasonably determined may be required for Seller’s existing litigation, tax, accounting, and auditing purposes.

1.4              Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the Transaction (collectively, the “Excluded Assets”):

(a)                Except to the extent comprising part of the Records, all limited liability company, financial, income and franchise tax and legal records of Seller (or any Affiliate) that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.3(i) and copies of any other Records retained by Seller pursuant to Section 8.3(d);

(b)               All reserve estimates, economic estimates, and, to the extent excluded from Section 1.3(i), technical evaluations and technical outputs;

(c)                All rights to any refunds of Seller Taxes;

(d)               Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e)                All trade credits, accounts receivable, notes receivable, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f)                Any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)                Any causes of action, claims, rights, indemnities or defenses with respect to any indemnification obligation of Seller hereunder as more fully described in Article 14 below; and

(h)               All rights, titles, claims and interests of Seller or any Affiliate of Seller to or under any bond or bond proceeds or under any insurance policy.

Article 2
PURCHASE PRICE

2.1              Purchase Price. The purchase price for the Assets shall be Six Hundred Fifty-Two Million Dollars ($652,000,000.00) (the “Initial Purchase Price”), subject to adjustment in accordance with the terms and conditions set forth in this Agreement (as adjusted, the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)                Contemporaneously with the execution of this Agreement, the Parties shall execute and deliver to each other and JP Morgan Chase Bank, N.A. (“Escrow Agent”) the Escrow Agreement (as defined below). Upon Seller’s and Buyer’s execution and delivery of this Agreement and the Escrow Agreement, Buyer shall pay into an escrow account with the Escrow Agent an amount equal to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) (the “Deposit”) by wire transfer of immediately available funds. At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement and the Escrow Agreement. As used in this Agreement, “Escrow Agreement” means the escrow agreement substantially in the form of Exhibit E among Seller, Buyer and Escrow Agent governing the receipt, handling and distribution of the Deposit.

(b)               At Closing, after applying the Deposit, the remaining Closing Amount shall be paid as provided in Section 12.3.

(c)                After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1 and payments made by Buyer or Seller as provided in Section 13.1 and Section 13.3.

2.2              Allocation of the Purchase Price. The Initial Purchase Price is allocated among the Assets as set forth on Exhibit A, Exhibit B and Exhibit C, which amounts shall be referred to as the “Allocated Value.”

2.3              Adjustments to Purchase Price and Preliminary Settlement. The Purchase Price shall be adjusted according to this Section 2.3 without duplication. Seller shall deliver to Buyer at least two (2) business days prior to Closing a draft settlement statement (“Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement. The Preliminary Settlement Statement will be used to adjust the Purchase Price at Closing, which adjusted amount is referred to herein as the “Closing Amount.”

(a)                Proration of Costs and Revenues. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Assets, including the Leases, Lands and Wells from and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 2.3(b) below) incurred from and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles, consistently applied. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the Assets when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the Well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Seller shall provide to Buyer all data necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b)               Property Expenses. The term “Property Expenses” means all capital expenses (including all capital expenditures authorized by Section 8.1(a)) and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and all Lease rental and maintenance costs, royalties, overriding royalties and other similar burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom, but excluding Property Taxes (which shall be apportioned as of the Effective Time in accordance with Article 9) and Income Taxes. “Property Expenses” shall include overhead for the period between the Effective Time and the Closing Date, which shall be deemed to be Six Hundred Forty-Four Dollars ($644.00) per month for each Well that produces for any portion of such month.

(c)                Upward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted upward without duplication by the following:

(1)               The aggregate amount of the following proceeds actually received by Buyer: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties, Severance Taxes or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs not reimbursed to Buyer by the purchaser of Hydrocarbon production) sold prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(2)               The amount of all Property Expenses and other costs (other than Production Taxes) attributable to the ownership and operation of the Assets for the period after the Effective Time which are actually paid by Seller and incurred by Seller, plus any overhead costs under Section 2.3(b) deemed charged to the Assets with respect to the period from and after the Effective Time even though not actually paid, except any Property Expenses and other such costs already deducted in the determination of proceeds in Section 2.3(c)(1);

(3)               An amount equal to the value of all oil and other Hydrocarbons in pipelines or flowlines or in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil storage tanks), in each case that at the Effective Time, estimated based on run tickets as of the Effective Time, is credited to Seller’s interest in the Assets, such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the respective production period attributable to the Assets as of the Effective Time, less any applicable royalties and severance taxes; and

(4)               Any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.

(d)               Downward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted downward without duplication by the following:

(1)               An amount equal to those amounts, if any, attributable to retained Title Defect Properties pursuant to Section 4.3(f)(1) and an amount equal to the Title Defect Adjustment, if any, pursuant to Section 4.3(f)(2);

(2)               An amount equal to the Environmental Defect Adjustment, if any, pursuant to Section 5.6(a)(1) or (a)(2);

(3)               An amount equal to the Allocated Value of Assets not conveyed at Closing due to the failure to obtain a consent to assign in accordance with Section 4.5(a)(ii);

(4)               The aggregate amount of the following proceeds actually received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties, Severance Taxes or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs not reimbursed to Seller by the purchaser of Hydrocarbon production) sold after the Effective Time, and (ii) other proceeds earned with respect to the Assets after the Effective Time;

(5)               The amount of all Property Expenses and other costs (other than Production Taxes) attributable to the ownership and operation of the Assets for the period prior to the Effective Time which are actually paid by Buyer, except any Property Expenses and other such costs already deducted in the determination of proceeds in Section 2.3(d)(4);

(6)               The value of any Casualty Loss pursuant to Section 8.3(c);

(7)               An amount equal to the revenue held in suspense by Seller for royalties, overriding royalties and similar leasehold burdens and handled in accordance with Section 8.1(h);

(8)               The amount of all Property Taxes allocable to Seller in accordance with Sections 9.2 and 9.3 that are not paid prior to Closing; and

(9)               Any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.

2.4              Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), Buyer and Seller must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for federal income tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date. Buyer and Seller agree that the Allocation Amount shall be allocated among the Assets for Tax purposes in accordance with the allocations substantially consistent with those Allocated Values reflected on Exhibit A, Exhibit B and Exhibit C. Such Allocation Amounts shall be revised in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to Article 14. Buyer and Seller shall each prepare their respective Forms 8594 with respect to the Transaction contemplated by this Agreement in a manner consistent with the Allocated Values reflected on Exhibit A, Exhibit B and Exhibit C. The Parties shall not take any income tax position (whether in audits, on tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Article 3
BUYER’S INSPECTION

3.1              Due Diligence.

(a)                Due Diligence Review. Upon execution of this Agreement, but subject to the other provisions of this Agreement (including this Section 3.1) and obtaining any required consents of third parties (with respect to which consents Seller shall use its commercially reasonable efforts to obtain, provided however, that Seller shall not be required to provide consideration, incur any expense or undertake any obligations to or for the benefit of such third parties), Seller will afford Buyer reasonable access to the Assets during normal business hours for inspection and review to permit Buyer to perform its due diligence (such due diligence, the “Due Diligence Review”) as hereinafter provided. All notices pertaining to the Due Diligence Review must be received by Seller no later than 5:00 p.m., Mountain Time, on the forty-fifth day after the execution and delivery of this Agreement (the “Defect Notice Date”).

(b)               Closed Government Offices. The Parties acknowledge that, in light of the “shutdown” of the federal government, the offices of the United States Bureau of Land Management (“BLM”) and the Office of Natural Resources Revenue (“ONRR”) are closed, thereby impeding Buyer with respect to certain aspects of its Due Diligence Review. Accordingly, with respect to that portion of the Assets, and only that portion, that are under the jurisdiction of the federal government (such as federal leases, BLM permitting, easements and other rights of access or use of federal lands) (“BLM/ONRR Assets”), the terms and conditions for the Buyer's Due Diligence Review shall be as follows:

(1)               If the BLM's offices or the offices of the ONRR remain closed through the twentieth day following the execution of this Agreement, then the Defect Notice Date applicable to the BLM/ONRR Assets shall be extended one (1) day for each day such offices remain closed.

(2)               Once the BLM’s offices open, Buyer will promptly proceed in good faith to conduct its due diligence review of the records related to the BLM/ONRR Assets maintained by the BLM as expeditiously as is reasonably possible;

(3)               Once the offices of the ONRR are open, Buyer will promptly proceed in good faith to conduct its due diligence review related to the BLM/ONRR Assets under the jurisdiction of the ONRR as expeditiously as is reasonably possible;

(4)               If the BLM or ONRR staff are unreasonably non-responsive or if the records maintained by the BLM or the ONRR are unreasonably disorganized or inaccessible due to the “shutdown” of the federal government and such non-responsiveness or disorganization further impedes Buyer with respect to its Due Diligence Review of the BLM/ONRR Assets, then Buyer will notify Seller immediately, and Buyer and Seller shall negotiate in good faith to establish a Defect Notice Date that is sufficient to allow Buyer to complete its due diligence review of the information in the possession of the BLM and the ONRR once the impeding circumstances are resolved.

3.2              Access to Records. From the date hereof and through the Closing Date, Seller shall provide Buyer, and its counsel, accountants and other representatives (“Buyer’s Representatives”), reasonable access during Seller’s normal business hours to the Records to enable Buyer to complete its Due Diligence Review. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may conduct its Due Diligence Review. The Due Diligence Review conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

3.3              On-Site Inspection.

(a)                Seller hereby consents to Buyer conducting, prior to Closing and upon reasonable advance written notice to Seller, at Buyer’s sole risk and expense, (i) on-site inspections; and (ii) an ASTM Phase One Environmental Assessment (an “Environmental Assessment”) of the Assets but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts (which shall not require providing anything of value to such third party) to promptly obtain any necessary third-party consents to any Environmental Assessment to be conducted by Buyer). In connection with any Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator. Seller shall have the right to be present during any Environmental Assessment of the Assets. In connection with the Environmental Assessment Buyer shall not undertake any sampling activities, environmental testing or other intrusive activity on the Assets, except as provided in Section 3.3(b).

(b)               In the event Buyer’s Environmental Assessment leads it to reasonably conclude that an ASTM Phase II Environmental Assessment (“Phase II Study”) is warranted as to certain of the Assets and it so demonstrates to Seller’s reasonable satisfaction that such a Phase II Study is warranted, Buyer may conduct such Phase II Study, subject to the same terms as conditions relating to the Environmental Assessment; provided the Closing shall not be delayed in order to accommodate Buyer’s conduct of a Phase II Study. Seller shall have the right, at its option and expense, to obtain split samples of any environmental media sampled by Buyer with Seller’s consent. Any Phase II Environmental Assessment costs shall be borne by Buyer, and Buyer shall be solely responsible for costs arising therefrom to the extent related to surface restoration required under any Easement, Lease or Contract.

(c)                In the event Buyer desires to perform any Environmental Assessment on a portion of the Assets, then upon Seller’s request, Buyer agrees to provide Seller promptly, but not later than the Defect Notice Date, copies of all reports (whether in draft or final form), test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer’s Representatives and which contain information collected or generated from the Environmental Assessment conducted with respect to such Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(d)               Upon completion of Buyer’s Due Diligence Review, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair any damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of third-party operators, (ii) restore the Assets to substantially the same condition that existed prior to commencement of Buyer’s due diligence, to the full extent of any damage related to Buyer’s due diligence but not related to causes other than Buyer’s due diligence, and (iii) remove all equipment, tools, investigative-derived wastes, if any, or other property brought onto the Assets or generated there in connection with Buyer’s Due Diligence Review. Any disturbance to the Assets (including any real property or other fixtures associated with such Assets) resulting from Buyer’s Due Diligence Review will be promptly corrected by Buyer upon completion of Buyer’s Due Diligence Review.

(e)                During all periods that Buyer, and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts consistent with Buyer’s current insurance coverage. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller, its members, partners, directors, officers, employees, advisors, agents and representatives, and their respective successors and assigns (the “Seller Indemnified Parties”) as additional insureds, (iii) waive subrogation against Seller Indemnified Parties, (iv) be maintained for one (1) year following Buyer’s and/or Buyer’s Representatives due diligence activities, and (v) provide for thirty (30) days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Buyer shall provide evidence of such insurance to Seller prior to entering upon the Assets.

3.4              Indemnification. Buyer agrees to defend, indemnify, save, release and hold harmless each of the operators of the Assets, Seller and the other Seller Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to any field visit, on-site inspection, Environmental Assessment or other due diligence activity conducted by Buyer or any representative of Buyer with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.

Article 4
TITLE MATTERS

4.1              Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a)                “Defensible Title” means ownership of record, evidenced by written instruments executed, delivered and recorded or filed in the applicable county, state and federal records, such that a prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept that such ownership, with respect to the Leases and Wells:

(1)               Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease or Well throughout the duration of the productive life of such Lease or Well, as to all depths, after satisfaction of all royalties, overriding royalties, or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A and Exhibit B for such Lease or Well, except as otherwise stated in Exhibit A or Exhibit B;

(2)               Obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Lease or Well throughout the productive life of such Lease or Well (“Working Interest”) not greater than the Working Interest shown in Exhibit A and Exhibit B for such Lease or Well without increase, except (i) increases resulting from Seller’s assumption of any person or entity’s working interest under a forced pooling order; provided, such increase is accompanied by a proportionate increase in Seller’s Net Revenue Interest shown on Exhibit A and on Exhibit B, and (ii) as otherwise stated in Exhibit A and Exhibit B;

(3)               Results in Seller owning, with respect to each Lease, at least the number of total Net Mineral Acres set forth in Exhibit A for such Lease, provided that there shall be no duplication of Title Defects asserted under the representations set forth in Section 4.1(a)(2) and under the representation in this Section 4.1(a)(3); and

(4)               is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, Undisclosed Access Defects, or other defects, except for Permitted Encumbrances as defined in Section 4.1(c).

(b)               “Net Mineral Acre” means with respect to a Lease the (i)  the gross number of acres covered by the Lease multiplied by (ii) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease, multiplied by (iii) Seller’s working interest in the oil, gas and other minerals covered by the Lease.

(c)                “Permitted Encumbrances” means:

(1)               lessors’ royalties, overriding royalties, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests below those set forth in Exhibit A and Exhibit B;

(2)               liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith through appropriate proceedings;

(3)               all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;

(4)               rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(5)               Easements and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as currently conducted;

(6)               materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business if such liens and charges (i) have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, have not yet become due and payable, or (iii) are being contested in good faith through appropriate proceedings;

(7)               such Title Defects as Buyer has waived pursuant to and in accordance with Sections 4.3 and 4.4;

(8)               any defects, irregularities or deficiencies in title to Easements that do not materially adversely affect the value of any Asset;

(9)               the Contracts set forth on Exhibit D; provided, however, the terms of such Contracts do not operate to reduce the Seller’s Net Revenue Interests below those set both in Exhibit A and Exhibit B or increase Seller’s Working Interest above those set forth in Exhibit A and Exhibit B without a proportionate increase in the Seller’s Net Revenue Interest shown on Exhibit A and Exhibit B;

(10)           Required Consents set forth on Schedule 4.5(a)(i) or Schedule 4.5(a)(ii) to the extent addressed by the procedures set forth in Section 4.5;

(11)           all rights reserved to or vested in any Governmental Entity to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Entity;

(12)           any liens pursuant to Seller’s Credit Agreement with JP Morgan Chase Bank, N.A. dated January 8, 2013 (the “JP Morgan Lien”) or any other liens attributable to or created by Seller burdening the Assets; provided that all such liens will be released at or before Closing, as contemplated by this Agreement.

(d)               “Undisclosed Access Defect” means any agreement, contract or other obligation that (i) was not disclosed to Buyer in the virtual data room presented on behalf of Seller in connection with the Transaction or is not listed on any of the Exhibits or Schedules attached to this Agreement and (ii) prohibits Buyer from gaining access to the surface of the lands covered by a Lease for purposes of developing the oil and gas subject to such Lease.

4.2              Defensible Title Representation.

(a)                Representation. Seller represents and warrants to Buyer that, as of the Effective Time and as of the Closing Date, its title to the Leases and Wells is Defensible Title, and as to all other Assets entitles Seller to the ownership and benefit of such Assets free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges or other defects, except for Permitted Encumbrances. Except as set forth in this Section 4.2(a) and the Assignment, Bill of Sale and Conveyance to be delivered at Closing, a form of which is attached hereto as Exhibit F, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Leases, Wells, Units and other Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect, with respect to any of the Leases, Wells, Units and other Assets before Closing, shall be as set forth in this Article 4 or the termination of this Agreement pursuant to Section 11.1(f).

(b)               Exclusive Remedy. With the exception of the special warranty of title in the Assignment, Bill of Sale and Conveyance, as described in Exhibit F, (i) the representation and warranty in Section 4.2(a) shall terminate as of the Closing Date and shall have no further force and effect thereafter, and (ii) Section 4.3 shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Leases, Wells, Units and other Assets.

4.3              Title Adjustment Procedures.

(a)                Title Defect. As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, condition or other matter (including an Undisclosed Access Defect, a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller’s representation and warranty in Section 4.2(a). Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)               defects based solely on lack of information in Seller’s files;

(2)               defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another person’s actual and superior claim of title to the relevant Asset;

(3)               defects based on failure to record Leases issued by any state or federal Governmental Entity, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Asset is located; provided, in each such case, that such instrument has been and is filed in the appropriate records with the applicable government agency;

(4)               defects arising out of lack of survey, unless a survey is expressly required by applicable Laws or regulations;

(5)               defects arising out of lack of evidence of record of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that such corporate or other entity action was not authorized and results in another person’s actual and superior claim of title to the relevant Asset; and

(6)               defects that have been cured by applicable Laws of limitations or prescription.

(b)               Title Benefit. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest being assigned to Buyer in any Lease or Well above that shown for such Lease or Well in Exhibit A or Exhibit B, as applicable, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit A or Exhibit B, as applicable, or (b) increase the Net Mineral Acres being assigned to Buyer in any Lease to greater than that shown therefor in Exhibit A; provided, such increase is accompanied by a proportionate increase in Seller’s Net Revenue Interest shown on Exhibit A and Exhibit B.

(c)                Notice of Defective Interest. At or before 5:00 p.m. Mountain Time on the Defect Notice Date, Buyer shall advise Seller in writing of any matters that in Buyer’s opinion constitute a Title Defect with respect to Seller’s title to all or any portion of the Leases or Wells or other Assets (“Notice of Defective Interest”). The Notice of Defective Interest shall be in writing and contain the following: (i) a description of the alleged Title Defect(s), (ii) the Leases or Wells (and the applicable zone(s) therein) or other Assets affected by the alleged Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) a good faith effort to identify supporting documentation known to Buyer from its Due Diligence Review that Seller (as well as any title attorney or examiner hired by Seller) can review to evaluate and verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. In no event shall the Title Defect Amount exceed the Allocated Value of the Title Defect Property. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by Buyer or any of its representatives, during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the Defect Notice Date; provided, however, any failure by Buyer to provide any such weekly notice shall in no way reduce or waive Buyer’s right to present all matters constituting Title Defects in the Notice of Defective Interest. Buyer may also promptly furnish Seller with written notice of any Title Benefit which is discovered by Buyer or any of its representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Leases or Wells. EXCEPT TO THE EXTENT OF SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, ANY MATTER THAT MAY CONSTITUTE A TITLE DEFECT, BUT WHICH BUYER SHALL NOT HAVE PROPERLY ADDRESSED IN A NOTICE OF DEFECTIVE INTEREST TIMELY DELIVERED, SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER FOR ALL PURPOSES AND SHALL CONSTITUTE A PERMITTED ENCUMBRANCE.

(1)               Seller has advised Buyer that there is a cloud on Seller’s title as to the Assets covering and located on a forty (40) acre tract located in the northeast quarter of the northeast quarter of Section 32, Township 7 South, Range 20 East SLM in Uintah County, Utah (the “MOD Property”) arising from a dispute between two parties (the “Mineral Ownership Dispute”). Seller has further described to Buyer how it is attempting to cure the Mineral Ownership Dispute. As this is a previously disclosed matter, Buyer need not include the Mineral Ownership Dispute in a Notice of Defective Interest and, if the Mineral Ownership Dispute is uncured at Closing, the MOD Property shall constitute a Title Defect Property.

(d)               Notice of Title Benefits. At or before 5:00 p.m. Mountain Time on the Defect Notice Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to all or any portion of the Leases or Wells (a “Title Benefit Notice”). The Title Benefit Notice shall be in writing and contain the following: (i) a description of the Title Benefit, (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the Title Benefit (“Title Benefit Property”), (iii) the Allocated Values of each Title Benefit Property, (iv) a good faith effort to identify supporting documentation known to Seller that Buyer can review to evaluate and verify the existence of such alleged Title Benefit and (v) Seller’s good faith estimate of the relevant Title Benefit Amount and the computations and information upon which Seller’s estimate is based. To give Buyer an opportunity to evaluate and validate Title Benefits, Seller agrees to use reasonable efforts to give Buyer, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Benefits discovered by Seller or any of its representatives, during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the Defect Notice Date; provided, however, any failure by Seller to provide any such weekly notice shall in no way reduce or waive Seller’s right to present all matters constituting Title Benefits in a timely Title Benefit Notice. SELLER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH IT HAS NOT GIVEN NOTICE ON OR BEFORE THE DEFECT NOTICE DATE.

(e)                Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to the Closing (the “Cure Period”), to Buyer’s reasonable satisfaction, any Title Defects which have been timely asserted by Buyer.

(f)                Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.3(c) actually exists and is not waived by Buyer or cured to Buyer’s reasonable satisfaction on or before the end of the Cure Period, Seller shall, at its sole election, elect one of the following with respect to each Title Defect Property by so notifying Buyer not later than two (2) business days prior to Closing:

(1)               Seller may retain the Title Defect Property at Closing and shall retain the MOD Property (if the Title Defect applicable to the MOD Property is not cured prior to the Closing) and reduce the Purchase Price to be paid at Closing by an amount equal to the Allocated Value of such Title Defect Property, in which event Seller shall attempt to cure, to Buyer’s reasonable satisfaction, the Title Defect claimed by Buyer with respect to each such Title Defect Property during the Post-Closing Cure Period. If, prior to the end of the Post-Closing Cure Period, Seller cures all Title Defects with respect to a Title Defect Property to Buyer’s reasonable satisfaction, Seller shall convey the affected Assets to Buyer using the form of the Assignment (together with such other documents identified in Section 12.3 as may be reasonably necessary to the conveyance of the Title Defect Property to Buyer) within five (5) days following Buyer’s reasonable satisfaction of such cure and Buyer shall pay Seller the Allocated Value of the conveyed Assets plus or minus any appropriate adjustments pursuant to Section 2.3. Subject to Section 4.3(f)(4) as to the MOD Property only, if at the end of the Post-Closing Cure Period, Seller has not cured all Title Defects to Buyer’s reasonable satisfaction, Seller shall convey the remaining Title Defect Properties to Buyer using the form of the Assignment (together with such other documents identified in Section 12.3 as may be reasonably necessary to the conveyance of the Title Defect Property to Buyer) within five (5) days following the end of the Post-Closing Cure Period and Buyer shall pay Seller the Allocated Value of the conveyed Assets less the Title Defect Amount for each Title Defect that Seller has not cured (subject to the Individual Title Threshold and Title Defect Deductible) plus or minus any appropriate adjustments pursuant to Section 2.3. Except as to the MOD Property, if Buyer and Seller do not agree as to the existence or scope of a Title Defect or a Title Defect Amount such dispute shall not delay the assignment of the Title Defect Properties but shall be resolved in accordance with the procedure in Section 4.3(f)(3). In the event Seller fails to convey a Title Defect Property as required by this Section 4.3(f)(1), Buyer may enforce specific performance.

(2)               Other than the MOD Property (which Seller may not convey to Buyer at Closing if the Title Defect applicable to the MOD Property is not cured at Closing), Seller may convey the Title Defect Property to Buyer at Closing with a reduction to the Purchase Price, provided, however, that Seller shall retain the right to cure such Title Defects after Closing, as set forth herein. The reduction to the Purchase Price contemplated by this clause (2) shall equal an amount mutually-agreed upon by the Parties or, if the Parties are unable to agree, the adjustment shall be equal to the average of the Title Defect Amounts stipulated by Buyer and Seller (“Title Defect Adjustment”). Seller shall have one hundred eighty (180) days after the Closing Date (the “Post-Closing Cure Period”) in which to attempt to cure any such Title Defects to Buyer’s reasonable satisfaction, subject to the continuing application of the Individual Title Threshold and the Aggregate Deductible. Buyer shall use good faith efforts to cooperate with Seller’s efforts to cure such Title Defects. If Seller cures any such Title Defect to Buyer’s reasonable satisfaction prior to the end of the Post-Closing Cure Period, then the Title Defect Adjustment with respect to the Title Defect that is so cured, shall promptly be paid by the Buyer to the Seller. If Seller is unable to cure the Title Defect prior to the end of the Post-Closing Cure Period or elects not to cure any such Title Defect, then the Title Defect Property subject to the Title Defect that is not cured shall be retained by the Buyer and, (i) as to any Title Defect Adjustment that was mutually agreed upon by the Parties, Seller shall be owed nothing further or (ii) if the Title Defect Adjustment was not mutually agreed upon by the Parties, such dispute shall be resolved in accordance with the procedure in Section 4.3(f)(3) and upon the final determination of the Title Defect Amount (subject to the Individual Title Threshold and Title Defect Deductible), (A) if the Title Defect Amount is less than the Title Defect Adjustment, Buyer shall pay to Seller the difference or (B) if the Title Defect Amount is greater than the Title Defect Adjustment, Seller shall pay to Buyer the difference.

(3)               If the Parties are unable to agree as to whether any given Title Defect has been cured to Buyer’s reasonable satisfaction or as to the Title Defect Amount, the provisions of Section 4.4 shall apply and the Title Arbitrator shall be selected within fifteen (15) business days following the end of the Post-Closing Cure Period.

(4)               Notwithstanding Section 4.3(f)(1), if at the end of the Post-Closing Cure Period the Title Defect as to the MOD Property is not cured to Buyer’s reasonable satisfaction, then at Buyer’s option (i) Seller shall retain the MOD Property or (ii) Seller shall convey the MOD Property to Buyer and Buyer shall pay Seller the Allocated Value therefor, less an amount determined under the procedure set forth in Section 4.3(f)(1).

(g)                Title Defect Amount. The “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(1)               if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)               if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property;

(3)               if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A or Exhibit B, as applicable, for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A or Exhibit B, as applicable;

(4)               if the Title Defect represents a discrepancy between (A) the Net Mineral Acres for any Title Defect Property and (B) the Net Mineral Acres stated on Exhibit A for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Mineral Acres decrease and the denominator of which is the Net Mineral Acres stated on Exhibit A;

(5)               if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1), (2), (3) or (4) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest, Net Mineral Acres or Working Interest for any Title Defect Property and (B) the Net Revenue Interest, Net Mineral Acres or Working Interest stated in Exhibit A or Exhibit B, as applicable; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation; and

(6)               if the Title Defect represents a failure of Seller to have Defensible Title to an Asset other than a Lease or Well, then the Title Defect Amount shall be the reasonable cost to replace such Asset.

(h)               Title Benefit Amount. “Title Benefit Amount” means the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(1)               if Buyer and Seller agree on the amount of the Title Benefit, that amount shall be the Title Benefit Amount;

(2)               if the Title Benefit represents an increase between (A) the Net Revenue Interest or Net Mineral Acres for any Title Benefit Property and (B) the Net Revenue Interest set forth in Exhibit B or Net Mineral Acres set forth in Exhibit A, as applicable, for such Title Benefit Property, then the Title Benefit Amount shall be an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or Net Acres increase, and the denominator of which is the Net Revenue Interest set forth in Exhibit B or Net Mineral Acres set forth in Exhibit A for such Title Benefit Property, as applicable;

(3)               if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest, Net Mineral Acres or Working Interest for any Title Benefit Property and (B) the Net Revenue Interest, Net Mineral Acres or Working Interest stated in Exhibit A or Exhibit B, as applicable; (ii) the Allocated Value of the Title Benefit Property; (iii) the portion of the Title Benefit Property affected by the Title Benefit; (iv) the legal effect of the Title Benefit; and (v) such other reasonable factors as are necessary to make a proper evaluation; and

(4)               if a Title Benefit Property has no Allocated Value, then such Title Benefit Property shall have no Title Benefit Amount.

(5)               The Title Benefit Amount shall be zero, and the Purchase Price shall not be increased because of any Title Benefit except to the extent, and only to the extent, there is a Title Defect Amount and the Purchase Price is reduced because of any Title Defect.

(i)                 Title Thresholds and Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed One Hundred Thousand Dollars ($100,000.00) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Seller for any Title Defect that exceeds the Individual Title Threshold unless the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Threshold (excluding any Title Defects cured by Seller and any Title Defects for which the Title Defect Amount does not exceed the Individual Title Threshold) exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (“Title Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price and remedies only with respect to the aggregate amount by which such Title Defect Amounts exceed the Title Defect Deductible. Notwithstanding anything herein to the contrary, the Title Defect Amount attributable to the Mineral Ownership Dispute shall not be considered or otherwise taken into account in calculating or determining whether the Title Defect Deductible has been exceeded.

4.4              Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.4: (i) the existence and scope of a Title Defect or Title Benefit, (ii) the Title Defect Amount or Title Benefit Amount, as the case may be, relating to the portion of the Asset affected by a Title Defect or Title Benefit and (iii) the adequacy of Seller’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. All Title Disputed Matters that are unresolved by the Parties shall be exclusively and finally resolved by arbitration pursuant to this Section 4.4. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the State of Utah (“Title Arbitrator”), as selected by mutual agreement of Buyer and Seller within fifteen (15) business days after the end of the Cure Period, and absent such mutual agreement, by the Denver, Colorado office of the American Arbitration Association. The Title Arbitrator shall have had no familial, financial or professional relationship with either Party. The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.4. The Title Arbitrator’s determination shall be made within fifteen (15) business days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the expert or arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the Title Disputed Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party may submit only one (1) Title Defect Amount with respect to each alleged Title Defect and one (1) Title Benefit Amount with respect to each Title Benefit (provided that the foregoing shall not be construed to preclude a Party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit). Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third-party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of the award with respect to a Title Disputed Matter, the non-prevailing Party shall pay the amount, if any, awarded by the Title Arbitrator to the prevailing Party.

4.5              Consents. All required consents to assignment that are necessary for Seller to execute, deliver and perform its obligations under this Agreement are set forth on Schedule 4.5(i) (the “Required Consents”). Seller shall use reasonable efforts to obtain all Required Consents prior to Closing. Consents and approvals which are customarily obtained post-Closing shall not be considered Required Consents. If prior to Closing, Seller fails to obtain the Required Consents set forth on Schedule 4.5(ii) (the “Specified Consents”) that would invalidate the conveyance of the Asset affected by the consent to assign or materially affect the value or use of the Asset (“Affected Asset”), then, at Buyer’s election, Seller shall retain the Affected Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset. Seller, with Buyer’s assistance, shall use its reasonable efforts to obtain such Specified Consent as promptly as possible following Closing. If such Specified Consent has been obtained as of the Final Settlement Date, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Asset, less any proceeds from the Affected Asset attributable to the period of time after the Effective Time received and retained by Seller (net of any Property Expenses paid by Seller attributable to such period). If such Specified Consent has not been obtained as of the Final Settlement Date and the Affected Asset is excluded from the sale, then the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the Affected Asset. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent, including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments in order to obtain such consent.

Article 5
ENVIRONMENTAL MATTERS

5.1              Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a)                 “Condition” means any circumstance, occurrence, status or defect that requires Remediation to comply with Environmental Laws.

(b)                 “Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Asset to be in violation of an Environmental Law.

(c)                 “Environmental Law” or “Environmental Laws” shall mean, as of the date of this Agreement, any Law pertaining or relating to: (a) pollution or pollution control, including air pollutant emissions, stormwater discharges and other releases of Hazardous Materials to the environment; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state, tribal or local Laws and any amendments thereto.

(d)                 “Governmental Entity” means any national, state or local government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(e)                 “Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material or solid waste, including Hydrocarbons, oil, or petroleum waste, or any other waste, pollutant or contaminant that is regulated, restricted or subject to reporting and recordkeeping under any Environmental Law.

(f)                  “Remediation” or “Remediate” means any investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials, replacement of natural resources lost or impaired, or other similar actions as required by any applicable Environmental Laws with respect to soil, land surface, groundwater, sediment, surface water, air, subsurface strata, wildlife and its habitat or otherwise for the general protection of human health and the environment.

5.2              Environmental Liabilities and Obligations. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to, and release the Seller Indemnified Parties from all Losses (including any civil fines, penalties, costs of Remediation, damages, and expenses for the modification, repair or replacement of facilities on the Lands) incurred, imposed or assessed pursuant to (a) any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar document (including settlements) arising out of, in connection with or related to Environmental Laws, or (b) a claim by a Governmental Entity or any other person as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water, groundwater, wildlife and ecological resources) to the extent any of the foregoing directly or indirectly is caused by, relates to, or otherwise involves the presence, disposal or release of Hazardous Materials in, on or under the Assets or the Lands, or any Condition or alleged Condition of the Assets, in each case, regardless of whether any such Loss was created or attributable to periods before, on or after the Effective Time (collectively, “Buyer’s Environmental Liabilities”).

5.3              NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Lands or otherwise comprising part of the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

5.4              Environmental Defect Notice. On or before the Defect Notice Date, Buyer shall give Seller written notice (“Environmental Defect Notice”) of any Environmental Defects as to which Buyer has knowledge prior to the Defect Notice Date. Buyer shall be deemed to have waived its right to assert an Environmental Defect if Buyer does not include such Environmental Defect in an Environmental Defect Notice delivered to Seller on or before the Defect Notice Date. An Environmental Defect Notice shall contain the following: (i) a description of the Condition in, on, under or relating to the Asset that causes the alleged Environmental Defect; (ii) a description of the particular Asset affected by the alleged Environmental Defect (each an “Environmental Defect Property”); (iii) the Allocated Value of each Environmental Defect Property; (iv) a good faith effort to identify supporting documentation, if any, known to Buyer from its Due Diligence Review that Seller (as well as any consultant hired by Seller) can review to evaluate and verify the existence of the alleged Environmental Defect(s), and (v) Buyer’s estimated cost to Remediate the alleged Environmental Defect and supporting documentation reasonably necessary to verify such estimate (the “Environmental Defect Value”). ANY MATTER THAT MAY CONSTITUTE AN ENVIRONMENTAL DEFECT, BUT WHICH BUYER SHALL NOT HAVE PROPERLY ADDRESSED IN AN ENVIRONMENTAL DEFECT NOTICE TIMELY DELIVERED, SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER FOR ALL PURPOSES AND SHALL CONSTITUTE ASSUMED LIABILITIES HEREUNDER.

5.5              Seller’s Right to Remediate. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate at any time prior to Closing any Environmental Defects of which it has been advised by Buyer prior to the Defect Notice Date.

5.6              Defect Adjustments. Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a)                With respect to each Environmental Defect asserted by Buyer on or before the Defect Notice Date, Seller may elect, in its sole discretion, on or before the date that is two (2) days prior to Closing, to:

(1)               reach agreement with Buyer on the existence of the Environmental Defect and subject to the limitations set forth in Section 5.6(b), adjust the Purchase Price by the Environmental Defect Value of the Environmental Defect Property (the “Environmental Defect Adjustment”), whereupon Seller shall convey the Environmental Defect Property to Buyer at Closing and Buyer shall thereafter assume all liability for Remediation of the Environmental Defect Property;

(2)               if the Environmental Defect Value exceeds the Allocated Value of the Environmental Defect Property, at Buyer’s or Seller’s election, Seller shall remove the Environmental Defect Property from the Transaction and reduce the Purchase Price by the Allocated Value of the Environmental Defect Property; provided, for the avoidance of doubt, Buyer and Seller agree that notwithstanding such Environmental Defect Property being removed from the Transaction, the Allocated Value of such Environmental Defect Property shall be included as part of the aggregate reduction to the Purchase Price for purposes of the closing conditions related to the Defect Threshold in Sections 10.1(d) and 10.2(e); or

(3)               challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Value asserted by Buyer pursuant to Section 5.7.

(b)               Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided to Seller for (i) any individual Environmental Defect for which the Environmental Defect Value does not exceed One Hundred Thousand Dollars ($100,000.00) (the “Individual Environmental Deductible”) and (ii) any Environmental Defect unless the Environmental Defect Values of all Environmental Defects, in the aggregate, (excluding any Environmental Defects Remediated by Seller and Environmental Defects for which the cost of Remediation does not exceed the Individual Environmental Deductible) exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Environmental Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price and remedies only with respect to the aggregate amount by which such Environmental Defect Values exceed the Environmental Defect Deductible.

5.7              Contested Environmental Defects. If, pursuant to Section 5.6(a)(3), Seller elects to proceed under this Section 5.7 with respect to an Environmental Defect, the following matters shall be determined pursuant to this Section 5.7: (a) the existence and scope of an Environmental Defect, and (b) the Environmental Defect Value. The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (a) or (b) within thirty (30) days after the Defect Notice Date, either Party may submit the dispute to an environmental consultant or other professional approved in writing by Seller and Buyer that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years (the “Environmental Expert”). The Environmental Expert shall render its decision within fifteen (15) business days after submission of the matters in dispute, which decision shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Expert shall be bound by the rules set forth in this Article 5 and may consider such other matters as in the opinion of the Environmental Expert are necessary or helpful to make a proper determination. The Environmental Expert shall conduct the dispute resolution proceeding by written submissions from Buyer and Seller with exhibits, supplemented with appearances by Buyer and Seller, if necessary, as the Environmental Expert may deem necessary. The Environmental Expert shall act as an expert for the limited purpose of determining the disputed Environmental Defect matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Expert. Each Party shall bear one-half of the costs and expenses of the Environmental Expert.

5.8              Exclusive Remedies. The right of Buyer to reduce the Purchase Price to reflect one (1) or more Environmental Defect Adjustments pursuant to this Article 5 or terminate this Agreement pursuant to Section 11.1(f) shall be the exclusive right and remedy of Buyer with respect to environmental matters with respect to the Assets. Notwithstanding anything herein provided to the contrary, if an Environmental Defect under this Article 5 results from any matter which could also result in the breach of any representation or warranty of Seller in Section 6.6 of this Agreement, then Buyer shall only be entitled to assert such matter before the Environmental Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5. Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Article 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of Closing and as of the date hereof except where otherwise indicated. The term “Knowledge,” with respect to Seller, means the actual knowledge of Seller’s representatives listed on Schedule 6.1(a) hereto, and with respect to Buyer, means the actual knowledge of Buyer’s representatives listed on Schedule 6.1(b) hereto. The representations and warranties contained in this Article 6 do not include any matters with respect to Environmental Laws, Remediation, Conditions or other environmental matters, such matters being addressed exclusively in Article 5.

6.1              Organization and Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to carry on its business in the States of Colorado and Utah.

6.2              Power. Seller has all requisite limited liability company power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Seller’s governing documents, any material agreement or instrument to which Seller is a party or by which Seller or the Assets may be bound, or any material Laws applicable to Seller or any of the Assets.

6.3              Authorization and Enforceability. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4              Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

6.5              Litigation.

(a)                There are no actions, suits, proceedings, notices of violation or claims pending or, to the Knowledge of Seller, threatened, that would impair Seller’s ability to consummate the Transaction or to retain the liabilities to be retained by Seller under this Agreement.

(b)               Except for the Mineral Ownership Dispute, there are no actions, suits, proceedings, notice of violation, including with respect to environmental or operational matters, or claim pending or, to the Knowledge of Seller, threatened, against Seller or any of the Assets, in any court or by or before any Governmental Entity involving the ownership or operation of the Assets; nor is Seller in default under any order, writ, injunction, or decree of any court or Governmental Entity.

6.6              Compliance with Law. The Assets have been operated in compliance with all applicable Laws and in a good and workmanlike manner consistent with customary oil and gas practices in the Uinta Basin. Seller has not received any written notice of a violation of any Laws from any Governmental Entity, or any judgment, decree or order of any court, applicable to the Assets.

6.7              Commitments. Except as described on Schedule 6.7 (“Capital Expenditures”), (i) Seller has incurred no expenses, and has made no commitments to make expenditures, in connection with the ownership or operation of the Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), which expenditures are, individually, estimated to cost One Hundred Thousand Dollars ($100,000.00) or more over the term of the subject Contract, and (ii) no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, rework any Well, or to conduct other operations on the Assets for which consent is required under the applicable operating agreement, to abandon any Well, or to conduct any other operation on the Assets for which the estimated cost exceeds One Hundred Thousand Dollars ($100,000.00).

6.8              Taxes. During the period of Seller’s ownership of the Assets, all Production Taxes that have become due and payable before the Effective Time have been properly paid. Seller is not contesting any Taxes related to the Assets. There are no suits or proceedings pending, or to Seller’s Knowledge, any claims, investigations, audits, inquiries pending or threatened against Seller in respect of Taxes that could reasonably be expected to result in a lien on any of the Assets or a liability incurred by Buyer. There are no Taxes or assessments that are delinquent. No Asset is subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code.

6.9              Imbalance Volumes. There are no gas imbalances (i) which are with gatherers, processors, or transporters, or with co-tenants or working interest owners in a well, unit, or field (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.10          Material Agreements.

(a)                Except for the Leases, Exhibit D sets forth all Contracts related to the ownership and operation of the Assets that are of the type described below (collectively, the “Material Agreements”):

(1)               any Contract that would reasonably be expected to result in aggregate payments by Seller of more than One Hundred Thousand Dollars ($100,000.00) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and that cannot be terminated, without penalty, by the Seller on not greater than sixty (60) days’ notice;

(2)               any Contract that would reasonably be expected to result in aggregate revenues to Seller of more than One Hundred Thousand Dollars ($100,000.00) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(3)               any Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on sixty (60) days’ or less notice;

(4)               any joint operating agreement, executed pending purchase agreement, farmin or farmout agreement, exploration agreement or participation agreement to which Seller is a party;

(5)               any Contract involving a minimum throughput, minimum delivery or minimum volume;

(6)               except the Credit Agreement described in Section 4.1(c)(12) and the JP Morgan Lien, any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(7)               any Contract between Seller and any affiliate or other related party of Seller; and

(8)               any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than One Hundred Thousand Dollars ($100,000.00).

(b)               There exist no defaults under the Material Agreements by Seller or, to Seller’s Knowledge, by any other person that is a party to such Material Agreements, and all Material Agreements are in full force and effect.

6.11          Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed on Exhibit D and any rights provided for in any of the Material Agreements, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable, without penalty, on no more than sixty (60) days’ notice) and no person has any call upon, option to purchase or similar rights with respect to any production from the Assets.

6.12          Areas of Mutual Interest. Except as disclosed in any of the Material Agreements, no Asset is subject to (or has related to it) any area of mutual interest agreement.

6.13          Production Payments. Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement to deliver any Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any Hydrocarbons already produced and sold.

6.14          Preferential Right to Purchase. There are no preferential purchase rights affecting any of the Assets.

6.15          Insurance. Seller maintains, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage in amounts and on terms Seller had in place as of the Effective Date.

6.16          Permits. Except as set forth on Schedule 6.16, Seller possesses all material licenses, permits, certificates, orders, approvals and other authorizations required to be obtained from a Governmental Entity in order to own and operate the Assets as presently owned and operated. Seller has received no written notice from a Governmental Entity of any uncured material violation under any such authorization.

6.17          Wells. There are no wells located on the Lands that were both (i) drilled by Seller and (ii) permanently plugged and abandoned by Seller. To Seller’s Knowledge, there are no wells on the Lands that are required to be plugged and abandoned.

6.18          Seismic Data and Core Data. Seller does not own any seismic data covering the Lands, including any microseismic data.

6.19          Operatorship. Seller is the Operator of all of the Wells and all of the Leases. Seller is in good standing as an operator with each Governmental Entity having jurisdiction over the Assets.

6.20          Environmental Reports and Studies. Seller has disclosed to Buyer, before Seller’s signing of this Agreement, the ASTM Phase I report prepared by E. Vironment, LLC dated September 2013, which report is the only environmental report or similar study prepared or received by Seller prior to the date hereof other than any environmental assessments or studies submitted by Seller to any Governmental Entity in connection with a Permit application.

6.21          Consents for Due Diligence. Except for Petra project software, there are no consents which Seller must obtain from third parties in order for Seller to provide Buyer and Buyer’s Representatives with access to the Assets and the Records for purposes of Buyer’s Due Diligence Review and Environmental Assessment as contemplated in Section 3.1, Section 3.2 and Section 3.3.

6.22          Employment Matters. Seller has never had employees and has never sponsored, maintained, contributed to, or had any obligations with respect to, any employee benefit plans.

6.23          No Other Representations or Warranties; Disclosed Materials. Without limiting the disclaimer set forth in Section 14.8, except for the representations and warranties contained in this Agreement (as qualified by the Schedules) and the other documents delivered by Seller at Closing, Seller makes no other (and Buyer acknowledges that it is not relying upon any) express or implied representation or warranty with respect to Seller, the Assets or the Transaction, and Seller disclaims any other representations or warranties not contained in this Agreement, whether made by Seller, any Affiliate of Seller, or any of their respective officers, directors, managers, partners, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter would or would reasonably be expected to be material or result in a Material Adverse Effect on the Assets.

Article 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of Closing and as of the date hereof:

7.1              Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is, or will be at Closing, duly qualified to carry on its business in the State of Utah.

7.2              Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3              Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4              Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5              Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, or Governmental Entity pending or, to Buyer’s Knowledge, threatened against it before any Governmental Entity that impedes or is likely to impede its ability to consummate the Transaction and to assume the liabilities to be assumed by it under this Agreement.

7.6              Financial Resources. Buyer shall have as of Closing, sufficient funds with which to pay the Closing Amount and consummate the Transaction and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.

7.7              Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to such Buyer’s Knowledge threatened against such Buyer or any Affiliate of such Buyer.

7.8              Buyer’s Evaluation.

(a)                Review. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller has not made any representations or warranties as to the Assets, including the Records, except as otherwise expressly provided herein and in the other documents to be delivered by Seller at Closing and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses, forward looking statements, or any other information other than as set forth in Seller’s representations and warranties herein.

(b)               Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Assets.

7.9              Qualification to Operate. As of the Closing, the Buyer shall be and continue to be qualified with all applicable Governmental Entities to own and operate the Assets. Without limiting the generality of the foregoing, as of the Closing and thereafter Buyer shall comply with all bonding and licensing requirements under applicable Law with respect to the Assets.

7.10          Securities Laws. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

7.11          No Investment Company. Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

Article 8
COVENANTS AND AGREEMENTS

8.1              Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a)                Operations Prior to Closing. Except as otherwise consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, or provided in this Agreement, from the Effective Time to the Closing, Seller will operate the Assets in a good and workmanlike manner consistent with good oilfield practices. Subject to Section 8.1(b), from the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. In addition, during such period, Seller will:

(1)               Use reasonable efforts to maintain in use reasonable efforts to maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any third Person proposes to relinquish or release any such Leases or allow any such Leases to terminate;

(2)               not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets;

(3)               not incur any indebtedness (other than pursuant to Seller’s Credit Agreement with JP Morgan) or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attached to or encumber the Assets or any thereof;

(4)               maintain all material Permits and approvals affecting the Assets; and

(5)               continue to pursue an application for an order establishing spacing covering certain of the Assets, which application is scheduled for hearing on October 23, 2013 before the Utah Department of Oil, Gas and Mining, Docket No. 2013-030, Cause No. 270-02.

(b)               Restriction on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise (which shall not be unreasonably withheld, conditioned or delayed), Seller will not (i) abandon any part of the Assets, (ii) except for the Capital Expenditures listed on Schedule 6.7, initiate any operations on the Assets anticipated to cost more than One Hundred Thousand Dollars ($100,000.00) per operation (excepting emergency operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided that Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) encumber, convey or dispose of any part of the Assets (other than any necessary replacement of equipment listed on Exhibit C hereto; following which Seller shall promptly notify Buyer, or sale of Hydrocarbons produced from the Assets in the regular course of business), (iv) enter into any farmout or farmin affecting the Assets, (v) enter into or modify any pooled units or spacing units affecting the Assets, (vi) consent to letting lapse any insurance now in force with respect to the Assets, or (vi) modify, or terminate prior to its stated expiration, any Material Agreement.

(c)                Marketing. Unless Seller obtains the prior written consent of Buyer, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one (1) month.

(d)               Consents. For the purposes of obtaining the written consents required in Sections 8.1(a) through (c), Buyer designates the following contact person: W.R. Picquet, Senior Vice President of Operations for Buyer. Such consents may be obtained in writing by overnight courier, given by .pdf or facsimile transmission or electronic mail.

(e)                Status. Seller shall use all commercially reasonable efforts to assure that as of the Closing Date, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(f)                Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding affecting the Assets or written notice of any default under the Leases or any Material Agreement.

(g)                Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use reasonable efforts to cause the Assets to be operated in compliance in all material respects with all applicable Laws.

(h)               Suspense Accounts. Prior to Closing, Seller shall prepare a schedule setting forth the following information: (i) all proceeds of production attributable to the Assets held by Seller in suspense, (ii) the reason such proceeds are being held in suspense, and (ii) if known, the name or names of the persons claiming such proceeds. Provided Buyer receives a credit towards the Purchase Price for all such funds pursuant to Section 2.3(d)(7), Buyer agrees to indemnify Seller against any claim relating to the failure to pay such funds after Closing.

8.2              Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a)                Status. Buyer shall use all commercially reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(b)               Confidentiality. Upon Closing, the Confidentiality Agreement dated September 19, 2013, between Seller and Buyer shall terminate. Until completion of the Closing, except as required by law, and subject to Section 8.3(b), Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, subject to the Confidentiality Agreement.

(c)                Bonds, Letters of Credit and Guarantees. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Entities or third parties and relating to the Assets are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. At or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own the Assets.

8.3              Covenants and Agreements of the Parties.

(a)                Communication Between the Parties Regarding Breach. If any of the individuals identified on Schedule 6.1(b) has actual Knowledge during the Due Diligence Review that leads Buyer to believe that Seller has breached a representation or warranty under this Agreement, Buyer shall inform Seller in writing of such potential breach as soon as practicable, but in any event, at or prior to Closing. If any Party believes the other Party has breached any term of this Agreement, the Party who believes the breach has occurred shall promptly give written notice to the breaching Party of the nature of the breach; provided, however, no failure to promptly provide any such notice shall constitute a waiver of the non-breaching Party’s rights arising from or related to any such breach.

(b)               Announcements. Neither Party nor any of their respective Affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transaction without the prior approval of the other Party, and each Party shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the Transaction, allowing a reasonable period of time for comment by the other Party, provided, however, that the foregoing shall not prevent either Party from taking such action as they are advised by counsel is necessary to comply with any applicable securities Laws or stock exchange rules.

(c)                Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the resulting loss from such Casualty Loss exceeds One Hundred Thousand Dollars ($100,000.00) based on the Allocated Value of the affected Assets, then the following shall occur. Prior to Closing, Seller, at its sole option and expense, may elect to cure a Casualty Loss with respect to affected personal property by replacing any such personal property with personal property of similar grade or utility that is reasonably acceptable to Buyer. If prior to Closing the Casualty Loss is cured to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof and Seller shall be entitled to all insurance proceeds with respect thereto. If a Casualty Loss is not cured to Buyer’s reasonable satisfaction prior to Closing, then Buyer may (i) decline to purchase such Asset, in which event the Purchase Price shall be reduced by the Allocated Value of such Asset; or (ii) elect to purchase such Asset, in which event the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar grade or utility that is reasonably acceptable to Buyer) up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).

(d)               Records. Seller shall make the Records available for pick-up by Buyer at Closing to the extent possible, but in any event, within thirty (30) days after Closing. Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for their own account, and Seller shall maintain as confidential and proprietary all such Records retained by Seller and any such Records copied by Seller after Closing.

(e)                Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

(f)                Financial Statements.

(1)               In connection with the Transaction, Ultra Petroleum Corp., an Affiliate of Buyer (“Ultra”), may be required by laws, rules and regulations applicable to public companies to prepare and present audited financial statements relating to the Assets in filings made with the Securities and Exchange Commission (“SEC Filings”), and Seller agrees to reasonably cooperate with Buyer and its Affiliates and its representatives in the preparation and audit of such financial statements to the extent the SEC Filings are required. The SEC Filings may be required to include Supplemental Oil and Natural Gas information related to the Assets.

(2)               Seller will not have to cooperate with Buyer hereunder to the extent such requested cooperation materially and adversely interferes with Seller’s business operations, and Seller will not have to provide any information requested by Buyer that is not reasonably available to Seller or its representatives, although Seller believes the sort of financial information related to the Assets that is commonly used to prepare and audit financial statements for oil and gas properties similar to the Assets is reasonably available to Seller or its representatives.

(3)               If the SEC Filings are required Seller will execute and deliver reasonable and customary management representation letters in connection with the audit of the financial statements related to the Assets as part of its cooperation.

(4)               Buyer agrees to promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Seller in connection with the cooperation contemplated by this Section 8.3(f).

(5)               BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND ITS AFFILIATES FROM ANY AND ALL CLAIMS SUFFERED BY SELLER OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE INFORMATION FURNISHED BY SELLER PURSUANT TO THIS SECTION 8.3(f), EXCEPT TO THE EXTENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY SELLER OR ITS AFFILIATE.

(g)                Operations Contacts. Notwithstanding Section 15.3, to facilitate communications on operation matters during the period commencing on the date hereof and ending on the Closing Date, within two (2) business days after the execution of this Agreement the Parties shall exchange the (i) names, (ii) telephone numbers (office direct dial and cell) and (iii) electronic mail addresses for those individuals to serve as principal contacts for operation-related matters. Further, notwithstanding anything in this Agreement to the contrary, Seller may rely upon communications received from Buyer’s principal contact for the purposes of obtaining the written consents required in Section 8.1(a) through Section 8.1(c).

Article 9
TAX MATTERS

9.1              Definitions. For the purposes of this Agreement:

(a)                “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including state franchise Taxes and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, severance, production, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii) above;

(b)               “Production Taxes” shall mean all Severance Taxes and Property Taxes;

(c)                “Property Taxes” shall mean all ad valorem, real property, personal property, and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes;

(d)               “Severance Taxes” shall mean all extraction, production, excise, net proceeds, severance, windfall profit and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes;

(e)                “Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise;

(f)                “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and

(g)                “Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon, but not including Production Taxes or Income Taxes, that are imposed with respect to the Transaction.

9.2              Apportionment of Property Taxes.

(a)                Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods pre- and post-Effective Time. For the purposes of calculating the Closing Amount under Section 2.3, 2013 Property Taxes shall be estimated based on the best information available as the final levy for the 2013 Property Taxes will not be known at the time of the Closing; provided that, if the final levy for 2013 Property Taxes is also not known at the time of the Final Closing Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such re-estimated amounts shall thereupon become full and final settlement of such Property Taxes without regard to the actual Tax rates or assessments (the “Settled Property Taxes”) for purposes of this Agreement.

(b)               Buyer shall be entitled to all rights to any refunds of Property Taxes allocable to Buyer pursuant to this Section 9.2 regardless of when received. Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 9.2 and any Property Taxes for any year prior to 2013, regardless of when received. After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.3              Transfer Taxes. Notwithstanding anything to the contrary herein, the Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to such Transfer Taxes and shall timely pay or cause to be paid to the taxing authorities all Transfer Taxes. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.4              Post-Closing Tax Matters. After the Closing, each of Buyer and Seller shall: reasonably cooperate and assist the other (i) in preparing any Tax Returns relating to any Tax on the Assets or imposed on the Transaction, and (ii) in qualifying for any exemption or reduction in Tax that may be available;

(a)                reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;

(b)               make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction;

(c)                provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(d)               allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned or delayed.

9.5              Like-Kind Exchanges. Seller and Buyer hereby agree that Buyer shall have the right at any time prior to the completion of all of the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If Buyer assigns all or any part of any rights under the Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of Buyer’s rights in this Agreement, which consent shall be in a form reasonably acceptable to Seller, (ii) accept the Closing Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing convey and assign directly to Buyer the Assets (or portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not delay Closing or release any Party from any of its respective liabilities and obligations hereunder, that neither Party represents to the other Party that any tax treatment will be given to a Party as a result thereof. Buyer shall defend, indemnify and hold Seller harmless from all Claims resulting from such election, and Buyer shall bear all costs related to its election. By consenting to Buyer’s exchange described in this Section 9.5 Seller shall not be responsible in any way for Buyer’s compliance with the requirements of such exchange.

Article 10
CONDITIONS PRECEDENT TO CLOSING

10.1          Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                (i) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (disregarding materiality qualifiers in the text thereof) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); provided, however, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had or would be reasonably likely to have a material adverse effect on Buyer’s ability to complete the Closing or perform its other obligations under this Agreement, (ii) Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to the Closing in all material respects, and (iii) Buyer shall deliver a certificate to Seller confirming the foregoing.

(b)               No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

(c)                Buyer shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Assignment and Bill of Sale, Assignment and Assumption Agreement and all other documents and certificates to be delivered by Buyer under Section 12.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.3 (including delivery of the Closing Amount).

(d)               The aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects and Net Casualty Losses shall not exceed the Defect Threshold.

(e)                The Defect Notice Date applicable to the BLM/ONRR Assets shall have occurred by no later than March 18, 2014.

10.2          Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                (i) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (disregarding materiality qualifiers in the text thereof) at and as of the Closing Date in accordance with their terms as if such representations were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); provided that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had or would be reasonably likely to have a Material Adverse Effect on the Assets; (ii) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects, and (iii) Seller shall deliver a certificate to Buyer confirming the foregoing.

(b)               No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

(c)                Seller shall have delivered (or be ready, willing and able to immediately deliver) to Buyer duly executed counterparts of the Assignment and Bill of Sale, Assignment and Assumption Agreement and all other documents and certificates to be delivered by Seller under Section 12.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.3.

(d)               Seller shall not have made any additions, supplements, or amendments to the Schedules without the prior consent of Buyer.

(e)                The aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects and Net Casualty Losses shall not exceed the Defect Threshold.

(f)                The Defect Notice Date applicable to the BLM/ONRR Assets shall have occurred by no later than March 18, 2014.

Article 11
RIGHT OF TERMINATION

11.1          Termination. This Agreement may be terminated in accordance with the following provisions:

(a)                by mutual consent of Seller and Buyer;

(b)               by Seller, if Seller’s conditions set forth in Section 10.1 are not satisfied or are not capable of satisfaction at such time through no fault of Seller and are not waived by Seller, as of the Closing Date set forth in Section 12.1; provided, however, if Buyer elects to waive Buyer’s condition in Section 10.2(f) and proceed to Closing, Seller shall not be authorized to terminate this Agreement due to Seller’s condition in Section 10.1(e), which Seller shall be deemed to have waived;

(c)                by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer and are not waived by Buyer, as of the Closing Date set forth in Section 12.1;

(d)               by Seller, if, through no fault of Seller, the Closing does not occur on or before March 31, 2014 (the “Termination Date”);

(e)                by Buyer, if, through no fault of Buyer, the Closing does not occur on or before the Termination Date; or

(f)                by Buyer or Seller, in the event that the aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects, failure to obtain Specified Consents and Net Casualty Losses exceeds fifteen percent (15%) of the Initial Purchase Price (the “Defect Threshold”). For the avoidance of doubt, the Title Defect Amount attributable to the Mineral Ownership Dispute, if unresolved as of the Closing date, shall be included in determining whether the Defect Threshold has been exceeded.

If Buyer or Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation, if any.

11.2          Effects of Termination.

(a)                If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.4 (Indemnification), Section 8.3(b) (Announcements), or Section 14.6 (Reservation as to Non-Parties) of this Agreement and this Article 11 and Article 14 which shall continue in full force and effect).

(b)               The only circumstances by which Seller may retain the Deposit are set forth in Section 11.3(a). If Closing does not occur for any other reason, the Deposit (without interest) shall be returned to Buyer promptly after termination of this Agreement.

11.3          Default.

(a)                Buyer’s Default. If Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Buyer fails to cure such breach by the date of Closing, and all of the conditions to Closing under Section 10.2 have been satisfied or waived, then Seller shall be entitled to elect either of the following: (i) to terminate this Agreement pursuant to Section 11.1(b) and retain the Deposit as its sole and exclusive remedy for Buyer’s breach of this Agreement and as full and final settlement of all liabilities associated with Buyer’s breach of this Agreement or obligation to purchase the Assets, or (ii) retain the Deposit and pursue the remedy of specific performance, but not to pursue any other remedy available in equity or law. Buyer’s failure to tender performance shall not be considered wrongful if Buyer has the right to terminate or has terminated this Agreement as of right under Section 11.1.

(b)               Seller’s Default. If Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing and all of the conditions to Closing under Section 10.1 have been satisfied or waived, then Buyer shall be entitled to elect either of the following: (i) terminate this Agreement pursuant to Section 11.1(c) and have the Deposit (without interest) returned to Buyer, as its sole and exclusive remedy for Seller’s breach of this Agreement and as full and final settlement of all liabilities associated with Seller’s breach of this Agreement, or (ii) pursue the equitable remedy of specific performance, but not any other remedy available in equity or in law; provided, however, if Buyer elects to pursue specific performance, Buyer shall be entitled at any point to elect instead the remedy set forth in Section 11.3(b)(i). Seller’s failure to tender performance shall not be considered wrongful if Seller has the right to terminate or has terminated this Agreement as of right under Section 11.1.

Article 12
CLOSING

12.1          Date of Closing. The “Closing” of the Transaction shall be held on December 13, 2013, or such earlier date that is five (5) business days following the date all conditions to Closing under Article 10 have been satisfied or, if all conditions to Closing under Article 10 have not been satisfied as of December 13, 2013, such later date as Buyer or Seller may elect, but no later than December 31, 2013. Notwithstanding the foregoing, if the Defect Notice Date is extended beyond December 31, 2013 pursuant to Section 3.1(b), the Closing shall be held on the date that is ten (10) business days following the extended Defect Notice Date. The date the Closing actually occurs is called the “Closing Date.”

12.2          Place of Closing. The Closing shall be held at the offices of Seller or Seller’s counsel at 9:00 a.m., Mountain Time or at such other time and place as Buyer and Seller may agree in writing.

12.3          Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                Each of Seller and Buyer shall execute, acknowledge and deliver to the other Party, as applicable (i) an Assignment, Bill of Sale and Conveyance of Assets effective as of the Effective Time substantially in the form of Exhibit F (the “Assignment”) with a special warranty of title by, through and under Seller but not otherwise and, except as set forth in this Agreement or in any other document delivered by Seller at Closing, with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed “as is, where is”; (ii)  such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit G under which Seller assigns and Buyer assumes Seller’s interest in the Contracts included in the Assets in accordance with the terms of this Agreement;

(b)               Seller and Buyer shall deliver the certificates required in Sections 10.2(a) and 10.1(a), respectively.

(c)                Seller and Buyer shall execute and deliver the Preliminary Settlement Statement in accordance with Section 2.3;

(d)               Buyer shall cause the Closing Amount, less the amount of the Deposit, to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing;

(e)                Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(f)                Seller shall execute and deliver to Buyer all required change of operator forms and notices;

(g)                Seller shall execute and deliver to Buyer a certificate of non-foreign status in the form of Exhibit H;

(h)               Seller shall deliver, or cause to be delivered, recordable forms of releases for any pledge, mortgage, financing statement, fixture filing or security agreement filed in connection with Seller’s senior credit facility or any of Seller’s other indebtedness (other than capital leases) affecting the Assets; and

(i)                 Buyer shall deliver a parent guarantee substantially in the form of Exhibit I to Seller (the “Parent Guarantee”) which shall have been executed by Buyer’s ultimate parent company, Ultra, and Seller shall execute and deliver the Parent Guarantee to Buyer and Ultra; and

(j)                 Seller and Buyer shall execute and deliver the non-competition and area of mutual interest agreement substantially in the form of Exhibit J (the “Non-Competition and Area of Mutual Interest Agreement”).

12.4          Non-Foreign Status. If on or prior to the Closing Date, Seller provides Buyer with the certificate of non-foreign status described in Section 12.3(g) and Buyer is otherwise permitted to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not withhold any amount under Section 1445 of the Code.

Article 13
POST-CLOSING ADJUSTMENTS

13.1          Final Settlement Statement. No earlier than one hundred twenty (120) days after the Closing and no later than one hundred eighty (180) days after the Closing, Seller, with the assistance of Buyer’s staff and with access to such records as is reasonably necessary and practicable, will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”). Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Buyer and its representatives the opportunity to review such statement and the supporting schedules, analyses, work papers, and other underlying records or documentation as are reasonably necessary and appropriate in Buyer’s review of such statement. Each Party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than fifteen (15) days following receipt of Seller’s statement hereunder, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. Seller and Buyer shall undertake to agree on the Final Settlement Statement no later than fifteen (15) days after receipt of Buyer’s written report containing recommended changes (the “Final Settlement Date”). Unless the Parties are unable to reach agreement on the Final Settlement Statement on or before the Final Settlement Date, then on or prior to the Final Settlement Date, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

13.2          Dispute Mechanism. In the event that Seller and Buyer cannot reach agreement by the Final Settlement Date, either Party may refer the remaining matters in dispute to KPMG, LLP or another recognized independent accounting firm as may be mutually accepted by Buyer and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Buyer shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Buyer in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each Party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such Party or its Affiliates (and such Parties’ independent public accountants). The Parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 13.2. The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller, nor decrease the Final Purchase Price more than the decrease proposed by Buyer, as applicable, and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) business days after the date on which the Parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 13.2 shall bear interest from (but not including) the Closing Date to (and including) the date that Seller or Buyer, as applicable, pays the Final Adjustment to the other Party. The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the Final Adjustment pursuant to Section 13.1. If at any time after Closing either Party is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other Party, it may request payment from the other Party, not more frequently than monthly, and such Party shall make payment of any undisputed amounts within a commercially reasonable period of time.

13.3          Payments. All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller. Upon the payment of the Final Adjustment by one Party to the other, neither Party shall have any further obligation to for any additional adjustments to the Purchase Price under Section 2.3.

Article 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1          Buyer’s Assumption of Liabilities. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, and liabilities relating to the (a) ownership and operation of the Assets after the Effective Time including the owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses; (b) the obligation to plug and abandon all Wells located on the Lands and reclaim all well sites located on the Lands; (c) the Buyer’s Environmental Liabilities; and (d) all amounts due and payable to contractors and vendors (other than plugging and abandonment obligations and Environmental Liabilities) accruing to the ownership or operation of the Assets before the Effective Time for which Claims have not been asserted pursuant to Section 14.3 before the first anniversary of the Closing Date (collectively, the “Assumed Liabilities”); provided, however, Buyer does not assume any liabilities attributable to the Assets to the extent that such liabilities are:

(i)                 attributable to or arise out of the ownership, use or operation of the Excluded Assets; or

(ii)               attributable to any (x) Income Taxes imposed by any applicable law on Seller, Seller’s direct or indirect owners; (y) any Property Taxes (other than Settled Property Taxes) allocable to Seller pursuant to Sections 9.2 or 9.3; and (z) any other Taxes attributable to the ownership or operation of the Assets prior to the Effective Time, except to the extent such Taxes resulted in a downward adjustment in the final determination of the Final Purchase Price (such Obligations included in this clause (ii), collectively, “Seller Taxes”).

(iii)             caused by, arise out of, or result from (A) off-site disposal of any Hazardous Material that occurred prior to the Closing; (B) litigation against Seller or with respect to any Asset that was not disclosed to Buyer; (C) death or personal injury to any person in, on or about the Assets occurring prior to the Closing; and (D) any Claims of any person arising from or relating to employment by Seller or that such person was an employee of Seller.

14.2          Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines); excluding, however, any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto or Loss incurred as a result of the Indemnified Party indemnifying a third party.

After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)                Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save, release and hold harmless Buyer, its officers, directors, employees, representatives and agents, and their respective successors and assigns (collectively, “Buyer Indemnified Parties”) from and against all Losses which arise directly or indirectly from or in connection with (i) all liabilities relating to the ownership or operation of the Assets prior to the Effective Time (or, if specified, prior to Closing), except to the extent assumed by Buyer pursuant to Section 14.1, (ii) any breach by Seller of any of Seller’s representations or warranties contained in Article 6 (subject to the applicable Survival Period set forth in Section 14.9), (iii) any breach by Seller of its covenants and agreements contained in this Agreement, (iv) any act or omission by Seller involving or relating to the Excluded Assets, or (v) any Seller Taxes.

(b)               Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save, release and hold harmless the Seller Indemnified Parties from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii)  any breach by Buyer of any of Buyer’s representations or warranties contained in Article 7 (subject to the applicable Survival Period set forth in Section 14.9), or (iii) any breach by Buyer of its covenants and agreements contained in this Agreement.

(c)                Limitations on Sellers’ Indemnity. Except to the extent set forth in Section 14.8(c), notwithstanding anything to the contrary set forth herein, (i) Seller shall have no liability for indemnification hereunder in connection with the breach of any representation or warranty contained herein or for any Losses arising in connection with or with respect to the Transaction until (x) the individual amount of any Loss exceeds One Hundred Thousand Dollars ($100,000.00) and (y) the total of all Losses with respect to such matters exceeds one percent (1.0%) of the Initial Purchase Price and then only for the amount by which such Losses exceed one percent (1.0%) of the Initial Purchase Price, and (ii) Seller shall have no liability for indemnification with respect to Losses suffered by Buyer in excess of twenty-five percent (25%) of the Initial Purchase Price in the aggregate for Claims that have been asserted pursuant to Section 14.3 within the first six (6) months after the Closing Date, and after the first six months following the Closing Date Seller shall have no liability for indemnification with respect to Losses suffered by Buyer in excess of seventeen and one-half percent (17½%) of the Initial Purchase Price in the aggregate for Claims that have not been asserted pursuant to Section 14.3 within the first six (6) months after the Closing Date. For the avoidance of doubt, the amounts specified in the prior sentence shall not be aggregated. For the further avoidance of doubt, a Claim Notice for any Claim for indemnity by Buyer must be submitted to Seller on or before the first anniversary of the Closing Date or it shall be waived by Buyer. Notwithstanding the foregoing, the limitations set forth in this Section 14.2(c): (A) shall not apply to any Claim for indemnity for any breach of Seller’s representations in Section 6.1, Section 6.2, Section 6.3, Section 6.4, and Section 6.8 and (B) shall not apply to any Claim for indemnity resulting from Seller’s failure to perform any of its covenants in Section 8.1(b), Section 8.1(c) and Section 8.1(f), provided, however, that Buyer waives any Claim allowed under this Section 14.2(c)(B) that is not submitted to Seller on or before the first anniversary of the Closing Date.

14.3          Procedure. The indemnifications contained in Section 14.2 shall be implemented as follows:

(a)                Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (a “Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state: (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 14.3(c), whichever last occurs.

(b)               Information. Within thirty (30) days after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. If within twenty (20) days after delivery of such notification, the Indemnified Party shall have received written notice from the Indemnifying Party acknowledging that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with a particular Claim, then the Indemnifying Party shall have the right to assume the defense of such Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the obligation to assume the defense of such Claim, notwithstanding the giving of such written acknowledgment, if (i) the Claim seeks only an injunction or other equitable relief; (ii) the Indemnified Party shall have been advised by counsel that there are one (1) or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (iii) such action or proceeding involves criminal liability; or (iv) the Indemnifying Party shall not have assumed the defense of such Claim in a timely fashion. If the Indemnifying Party elects to assume the defense of any such Claim (under circumstances in which the proviso in the preceding sentence is not applicable), (1) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (2) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, except as set forth in the following sentence, (3) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses, and (4) it shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to defend a Claim, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such Claim in accordance with the terms hereof and proposes to settle such Claim prior to a final judgment thereon, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnified Party may not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Before an election is made by the Indemnifying Party to assume the defense of any Claim (or in the absence of such an election), the Indemnified Party shall use its best efforts to defend any claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

(c)                Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration pursuant to the provisions of Section 15.12, except as otherwise provided in this Section 14.3. Any payment due pursuant to the arbitration shall be made within fifteen (15) days of the arbitrators’ decision.

14.4          No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

14.5          Reductions in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by (a) the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Losses, and (b) any Tax Benefit the Indemnified Party elects to recognize. For this purpose, the Indemnified Party shall be deemed to recognize a Tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses in such taxable year or carried forward to such taxable year, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses in such taxable year or carried forward to such taxable year (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

14.6          Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.7          Release. AT THE CLOSING, BUYER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PARTIES RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA; EXCEPT IN EACH SUCH CASE TO THE EXTENT, AND ONLY TO THE EXTENT, SUCH CLAIMS ARE CAUSED BY, ARISE OUT OF, OR RESULT FROM OFF-SITE DISPOSAL OF ANY HAZARDOUS MATERIALS THAT OCCURRED PRIOR TO THE CLOSING.

14.8          Disclaimers.

(a)                EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER DOCUMENTS DELIVERED BY SELLER AT CLOSING, INCLUDING SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT EXECUTED AND DELIVERED TO BUYER AT CLOSING, (I) THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN THE OTHER DOCUMENTS DELIVERED BY SELLER AT CLOSING, BUYER ACCEPTS THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE” AND ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER, AND (II) THE SELLER INDEMNIFIED PARTIES SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b)               SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(c)                NOTWITHSTANDING ANYTHING IN THIS SECTION 14.8 OR ANY OTHER PROVISION OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED AT THE CLOSING TO THE CONTRARY, BUYER EXPRESSLY DOES NOT CONSENT TO AND EXPRESSLY DOES NOT WAIVE CLAIMS FOR INTENTIONAL OR WILLFUL FRAUD BY SELLER, AND SELLER ACKNOWLEDGES THAT NOTHING IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED AT CLOSING SHALL BE CONSTRUED OR ASSERTED AS CONSTITUTING SUCH A CONSENT OR WAIVER.

14.9          Survival of Warranties, Representations and Covenants. The representations and warranties contained in Sections 4.2(a) shall terminate on the Closing Date; the representations and warranties contained in Sections 6.1 through 6.4 and Section 6.8, and Sections 7.1 through 7.4 shall survive indefinitely, subject to applicable statutes of limitation. All other representations and warranties contained in the Agreement shall terminate on the date that is twelve (12) months following the Closing Date. Each applicable survival period may be referred to herein as a “Survival Period.” The covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

14.10      Exclusive Remedy. From and after the Closing, except as set forth in Section 14.8(c), indemnification under this Article 14 shall be the sole and exclusive remedy available to any Party hereto against any other Party hereto for any claims arising out of or based upon the matters set forth in this Agreement and the Transaction, and no Party shall seek relief against any other Party to this Agreement other than through indemnification provided in this Article 14, subject to the limitations provided herein. Buyer shall have no recourse against any Seller Indemnified Party (other than Seller) for any Losses arising out of or based upon the Assets or the matters set forth in this Agreement or the Transaction contemplated hereby. Notwithstanding the foregoing, Buyer shall have the right to enforce specific performance in the event of Seller’s failure to perform any of Seller’s covenants that Seller has agreed to perform after the Closing under Section 8.1(h), Section 8.3(d), Section 8.3(e), Section 8.3(f), Section 9.4, Section 13.1, Section 13.1(y), Section 13.2(y) and Section 15.18.

Article 15
MISCELLANEOUS

15.1          Schedules. The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2          Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.

15.3          Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice, whether personally delivered, sent by facsimile transmission, mail, or overnight courier, when received. All notices shall be addressed as follows:

If to Seller:

Axia Energy, LLC
1430 Larimer Street, Suite 400
Denver, Colorado 80202
Attn:	Adam C. Sayers
Telephone:	(720) 746-5205
Facsimile:	(720) 746-5201

If to Buyer:

UPL Three Rivers Holdings, LLC
400 North Sam Houston Parkway E., Suite 1200
Houston, Texas 77060
Attn:	President
Telephone:	(281) 876-0120
Facsimile:	(281) 876-2831

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4          Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5          Assignment. Neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Party.

15.6          Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7          Counterparts/Electronic and Fax Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

15.8          Interpretation.

(a)                References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, or Governmental Entity. All references to “dollars” or “$” shall mean United States Dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “Law” or “Laws” shall mean any federal, state, tribal or local law (including the common law), constitution, decree, resolution, statute, act, ordinance, rule, directive, order, treaty, code, writ, bond, regulation or requirement, and any authorization, approval, license, permit, registration, binding criteria or standard, consent decree, settlement agreement or judgment, as well as any injunction or final non-appealable judgment with respect to or interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Entity.

(b)               As used in this Agreement, the term “Affiliate,” as used with respect to a particular person or entity, means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(c)                “Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from (a) general changes in oil and gas prices, (b) general changes in industry, economic or political conditions or markets, (c) changes in conditions or developments generally applicable to the oil and gas industry, (d) acts of God, including storms, (e) acts or failures to act of Governmental Entities, (f) civil unrest or similar disorder, terrorist acts or changes in Laws, (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, without cost to Buyer, (h) changes in generally accepted accounting principles and (i) changes resulting from the announcement of this Agreement or the Transaction.

(d)               The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

15.9          Governing Law. This Agreement, and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of [Colorado], without regard to its choice of law principles.

15.10      Jurisdiction. Subject to Section 15.12, jurisdiction and venue with respect to any disputes arising hereunder shall be proper only in the City and County of Denver, Colorado, and the Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute.

15.11      Waiver of Jury Trial. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

15.12      Disputes. In the event of a disagreement, dispute, controversy or claim between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby that cannot be resolved between the Parties (a “Dispute”), settlement may be determined by arbitration proceedings, which, except as otherwise provided in this Agreement (including Section 4.4, Section 5.7 and Section 13.2) would be conducted as follows:

(a)                Within ten (10) days after written demand by either Party for arbitration, the Parties shall select a single arbitrator by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such written demand. If the Parties are not able to agree upon as single arbitrator in such fifteen (15) day period, each Party shall appoint one arbitrator. The two arbitrators so appointed shall then appoint a third arbitrator. If either Party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed by the Denver, Colorado office of the American Arbitration Association (“AAA”). None of the arbitrators shall have any interest in either of the Parties or any affiliated or associated companies of the Parties.

(b)               The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c)                The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than one hundred eighty (180) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)               At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)                Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and may include an award of reasonable costs and attorney’s fees if the arbitrator panel so determines.

(f)                The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Buyer.

(g)                The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

15.13      Waiver of Certain Damages. NO PARTY SHALL BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT (OTHER THAN LOSS OF PROFITS, CONSEQUENTIAL DAMAGES, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES SUFFERED BY THIRD PERSONS FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES).

15.14      Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, managers, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The Parties agree that neither Party shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

15.15      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

15.16      Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.17      No Third-Party Beneficiaries. Except for the right of indemnification and limitations on liability on behalf of stockholders, members, partners, directors, officers, employees, advisors, agents and representatives as set forth in Sections 3.4, 5.2, 14.2(a), 14.2(b) and 14.10, this Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

15.18      Confidentiality. For a period of one (1) year following Closing, Seller and its officers, agents and representatives agree to hold in strict confidence and not sell, trade, publish, or otherwise disclose to anyone in any manner whatsoever, including by means of electronic media, photocopy or reproduction, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (i) the terms and conditions of this Agreement, (ii) all Records and (iii) all items excluded from the Assets pursuant to clauses (i), (iv), and (v) of Section 1.3(i) of this Agreement (the “Buyer Confidential Information”). Buyer Confidential Information shall not include information that is already in possession of the public or becomes available to the public other than through the act or omission of Seller. In the event that Seller or any of its representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Buyer Confidential Information, Seller agrees to (a) immediately notify Buyer of the existence, terms and circumstances surrounding such request (unless notifying the Buyer is legally prohibited), (b) consult with Buyer on the advisability of taking legally available steps to resist or narrow such request and (c) reasonably assist Buyer in seeking a protective order or other appropriate remedy; provided, Seller shall have no obligation to bear any costs in reasonably assisting Buyer. In the event that such protective order or other remedy is not obtained or that Buyer waives compliance with the provisions hereof, (1) Seller or its representatives, as the case may be, may disclose to the requesting party only that portion of the Buyer Confidential Information which Seller is advised by counsel is legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Buyer Confidential Information and (2) Seller shall not be liable for such disclosure unless disclosure to any such requesting party was caused by or resulted from a previous disclosure by Seller or its representatives not permitted by this Agreement. Notwithstanding the foregoing, the restrictions in this Section 15.18 shall not apply to, and Seller shall in no manner be restricted in, making any disclosures its attorneys deem necessary in connection with any Dispute, arbitration or civil proceeding in which the Parties are adverse.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SELLER:

AXIA ENERGY, LLC

By:	/s/ Daniel G. Blanchard
Daniel G. Blanchard
President

BUYER:

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ Michael D. Watford
Michael D. Watford
President

[Signature Page to Purchase and Sale Agreement]